PROXY

FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD AUGUST 27, 2009

This Proxy Is Solicited by Management of the Company.

The undersigned stockholder of PCS Edventures!.com, Inc. (the “Company”), hereby appoints Anthony A. Maher or __________________________ as proxy-holder for and on behalf of the undersigned to attend the Annual Meeting of Stockholders to be held August 27, 2009 at 10:00 a.m. and to vote said shareholder's shares as follows:

Proposal No. 1

Election of Directors

I direct that my proxy vote on the proposal to elect the following to the Board of Directors until the next Annual Meeting, as follows:

A.

Cecil D. Andrus

     _____ For      _____ Against       ____ Abstain

B.

 Dehryl A. Dennis

     _____ For      _____ Against       ____ Abstain

 C.

Donald J. Farley

     _____ For      _____ Against       ____ Abstain

 D.

Anthony A. Maher

     _____ For      _____ Against       ____ Abstain

E.

Michael K. McMurray

     _____ For      _____ Against       ____ Abstain

Proposal No. 2

Approval of the PCS 2009 Equity Incentive Plan

I direct that my proxy vote on the proposal to approve the PCS 2009 Equity Plan as presented:

Approval:________    Non-Approval:_______    Withhold Authority:_______

I authorize my proxy to vote as his/her discretion may dictate on the transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

In the event Anthony A. Maher is unable to attend this Annual Meeting, then Donald J. Farley shall be authorized to vote these shares in his place in the above-prescribed manner with all of the discretion otherwise to be held by Mr. Maher.

The undersigned hereby revokes any Proxy previously given, and incorporates by reference the provisions of the instructions following this proxy.

Print Name of Shareholder Number of Shares

Signature of Shareholder Date

Address:

Street or P.O. Number            City                State    Zip